Exhibit 99.1

Investor Contact:	Media Contact:
David Olson	Brad Kieffer
The Abernathy MacGregor Group	(818) 676-6833
(818) 917-1469	brad.kieffer@healthnet.com
dwo@abmac.com

HEALTH NET REPORTS FIRST QUARTER 2014 GAAP NET INCOME

OF $28.8 MILLION, OR $0.36 PER DILUTED SHARE

WESTERN REGION OPERATIONS AND GOVERNMENT CONTRACTS SEGMENTS PRODUCE

COMBINED NET INCOME OF $0.39 PER DILUTED SHARE IN FIRST QUARTER 2014

HEALTH PLAN ENROLLMENT CLIMBS 6.7 PERCENT YEAR-OVER-YEAR,

DRIVEN BY COMMERCIAL EXCHANGES AND MEDICAID EXPANSION

COMMERCIAL MCR IMPROVES MORE THAN 500 BASIS POINTS YEAR-OVER-YEAR

HEALTH NET MAINTAINS FULL YEAR 2014 GAAP

EARNINGS PER DILUTED SHARE GUIDANCE OF AT LEAST $3.00

DUAL ELIGIBLES ENROLLMENT UNDERWAY

LOS ANGELES, May 7, 2014 – Health Net, Inc. (NYSE:HNT) today announced 2014 first quarter GAAP net income of $28.8 million, or $0.36 per diluted share, compared with GAAP net income of $50.1 million, or $0.62 per diluted share, for the first quarter of 2013.

The company’s Western Region Operations (Western Region) and Government Contracts segments produced combined net income of $31.3 million, or $0.39 per diluted share, in the first quarter of 2014 compared with $50.1 million, or $0.62 per diluted share, in the first quarter of 2013.

The first quarter 2014 results include approximately $4.1 million, or $0.03 per diluted share, in pretax expenses, primarily related to litigation costs.

Highlights from the first quarter of 2014 include:

1.	The company achieved 6.7 percent enrollment growth in its Western Region health plans in the first quarter of 2014 compared with the first quarter of 2013;

2.	Small group and individual commercial enrollment climbed by 20.1 percent in the first quarter of 2014 compared with the first quarter of 2013, primarily driven by approximately 155,000 new individual members from the Affordable Care Act (ACA) exchanges in California and Arizona;

3.	Medicaid enrollment increased by 17.9 percent in the first quarter of 2014 compared with the first quarter of 2013. This was primarily the result of approximately 166,000 new members added in Arizona and California in the first quarter of 2014 from the expansion of Medicaid eligibility under the ACA; and

4.	The company’s Western Region health plan Medical Care Ratios (MCRs) all improved in the first quarter of 2014 compared with the first quarter of 2013. The Western Region commercial MCR improved by more than 500 basis points year-over-year.

“Our first quarter performance demonstrated substantial commercial and Medicaid enrollment momentum thanks primarily to new ACA-related programs,” said Jay Gellert, Health Net’s chief executive officer. “We expect the second quarter to show further commercial growth as we enrolled approximately 54,000 new individual members in April. We expect to enroll an additional 60,000 to 70,000 individual exchange members in May.

“We believe our Medicaid enrollment gains from ACA-driven expansion will continue throughout 2014, with approximately 120,000 incremental members in the last three quarters of this year,” Gellert noted.

“We are encouraged by the ongoing moderate health care cost trends that particularly benefited our commercial and Medicaid businesses in the first quarter of 2014,” he added.

“In recent weeks, we have begun to enroll the first of our new dual eligible members, a new beginning for Health Net and for these important beneficiaries,” commented Gellert.

CONSOLIDATED RESULTS

Health Net’s total revenues of approximately $3.0 billion in the first quarter of 2014 increased approximately 8.6 percent compared with the first quarter of 2013.

Health plan services premium revenues of approximately $2.9 billion in the first quarter of 2014 increased by approximately 9.5 percent compared with the first quarter of 2013.

Health plan services expenses of approximately $2.4 billion in the first quarter of 2014 increased by approximately 5.9 percent compared with the first quarter of 2013.

WESTERN REGION OPERATIONS SEGMENT

Health Plan Membership

Total enrollment in the Western Region at March 31, 2014 was approximately 2.6 million members, an increase of 6.7 percent from enrollment at March 31, 2013.

Total enrollment in the company’s California health plans at March 31, 2014 increased approximately 6.1 percent compared with March 31, 2013.

Western Region commercial enrollment was approximately 1.1 million members at March 31, 2014, a decrease of approximately 4.7 percent compared with enrollment at March 31, 2013, and an increase of 0.6 percent from December 31, 2013.

Membership in tailored network products represented 48.6 percent of the company’s Western Region commercial membership at March 31, 2014 compared with 37.1 percent at March 31, 2013.

“Total California small group and individual enrollment increased 22.2 percent from March 31, 2013 to March 31, 2014,” said Jim Woys, Health Net’s chief operating officer. “We are pleased that our strategy to use our tailored network product structure to build plans for the individual exchanges has worked so well.”

Enrollment in Health Net’s Medicare Advantage (MA) plans was 255,000 members at March 31, 2014, a 9.4 percent increase compared with enrollment of 233,000 members at March 31, 2013.

Medicaid enrollment increased 17.9 percent to approximately 1.3 million members at March 31, 2014 compared with approximately 1.1 million members as of March 31, 2013 due to Medicaid expansion and the company’s entry into an Arizona Medicaid program on October 1, 2013.

Revenues

Total revenues for the Western Region for the first quarter of 2014 were approximately $2.9 billion compared with approximately $2.7 billion in the first quarter of 2013.

Net investment income for the Western Region was $11.1 million in the first quarter of 2014 compared with $29.6 million in the first quarter of 2013 and $11.6 million in the fourth quarter of 2013. The year-over-year decrease was due to the absence of investment gains in 2014’s first quarter. In the first quarter of 2013, Health Net recorded approximately $17.3 million in investment gains.

Health Plan Services Expenses

Health plan services expenses in the Western Region were approximately $2.4 billion in the first quarter of 2014 compared with approximately $2.3 billion in the first quarter of 2013.

Commercial Premium Yields and Health Care Costs

In the Western Region, commercial premiums per member per month (PMPM) increased by 3.9 percent to approximately $400 in the first quarter of 2014 compared with approximately $385 in the first quarter of 2013.

Commercial health care costs PMPM in the Western Region decreased 2.2 percent to approximately $324 in the first quarter of 2014 compared with approximately $331 in the first quarter of 2013.

“We believe we will be able to maintain a positive commercial spread between premiums and health care costs throughout 2014 as we expect overall health care cost trends to remain moderate,” Woys noted.

Medical Care Ratios (MCR)

The health plan services MCR in the Western Region was 83.4 percent in the first quarter of 2014 compared with 86.2 percent in the first quarter of 2013.

The Western Region commercial MCR improved by more than 500 basis points and was 80.9 percent in the first quarter of 2014 compared with 85.9 percent in the first quarter of 2013.

“With rapid expansion of our individual enrollment, our mix of business has improved and this has helped the MCR performance,” noted Woys. “We also saw revenue benefits related to the ACA in the first quarter of 2014.”

The MA MCR in the Western Region was 91.8 percent in the first quarter of 2014 compared with 91.9 percent in the first quarter of 2013.

The Medicaid MCR in the Western Region was 79.8 percent in the first quarter of 2014 compared with 80.0 percent in the first quarter of 2013.

General and Administrative (G&A) Expenses

G&A expense in the Western Region was approximately $357.9 million in the first quarter of 2014 compared with approximately $245.2 million in the first quarter of 2013. The G&A expense ratio was 12.4 percent in the first quarter of 2014 compared with 9.3 percent in the first quarter of 2013.

“The increase in the G&A expense ratio year-over-year reflects significantly higher spending to support our growth and address ACA-related fees and expenses,” commented Woys. “We expect the ratio will decline over the last three quarters of 2014 as we anticipate absolute spending to remain approximately equal to the first quarter level while revenues build over the balance of the year due to our new businesses.”

GOVERNMENT CONTRACTS SEGMENT

Government Contracts revenues were $144.1 million in the first quarter of 2014 and $134.5 million in the first quarter of 2013.

Government Contracts expenses were approximately $131.1 million in the first quarter of 2014 and $125.5 million in the first quarter of 2013.

BALANCE SHEET

Cash and investments as of March 31, 2014 were approximately $2.4 billion compared with approximately $2.1 billion as of December 31, 2013 and $2.0 billion as of March 31, 2013.

Reserves for claims and other settlements as of March 31, 2014 were approximately $1.2 billion compared with $1.1 billion at March 31, 2013 and $984.1 million at December 31, 2013.

Days claims payable (DCP) for the first quarter of 2014 was 43.2 days compared with 43.5 days for the first quarter of 2013 and 40.6 days for the fourth quarter of 2013.

On an adjusted1 basis, DCP for the first quarter of 2014 was 63.1 days compared with 62.1 days for the first quarter of 2013 and 57.9 days for the fourth quarter of 2013.

“We are very pleased with the growth of adjusted DCP. It reflects a cautious view as we manage the rapid changes in our enrollee population,” Woys explained.

The company’s debt-to-total capital ratio was 22.9 percent as of March 31, 2014 compared with 24.6 percent as of March 31, 2013 and 23.5 percent as of December 31, 2013.

Interest expense was approximately $7.8 million in the first quarter of 2014 compared with $8.3 million in the first quarter of 2013.

CASH FLOWS FROM OPERATIONS

Operating cash flow was $311.5 million in the first quarter of 2014.

“This strong cash flow was primarily the result of timing related to claims and capitation payments, and ACA-related expenses,” said Joseph Capezza, Health Net’s chief financial officer. “For the full year, we expect operating cash flow to be approximately equal to net income plus depreciation and amortization.”

[1]	For a reconciliation of adjusted days claims payable to the comparable GAAP financial measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Days Claims Payable” in the company’s Form 10-Q for the quarter ended March 31, 2014, and Item 2.02 in the company’s Form 8-K filed with the Securities and Exchange Commission on May 7, 2014.

The company noted that cash and investments at the parent was approximately $212.0 million at March 31, 2014.

SHARE REPURCHASE UPDATE

Health Net did not repurchase any shares of its common stock in the first quarter of 2014. At March 31, 2014, approximately $280 million of authorization under the company’s existing $400 million share repurchase program remains.

2014 GUIDANCE

The company continues to expect GAAP earnings per diluted share of at least $3.00 for the full year 2014. The table included in this release provides specific 2014 guidance metrics, including updates to expectations for commercial and Medicaid membership, premium revenues, tax rate, and MA, Medicaid and dual eligible MCRs.

CONFERENCE CALL

As previously announced, Health Net will discuss the company’s first quarter 2014 financial results during a conference call on Wednesday, May 7, 2014, beginning at approximately 11:30 a.m. Eastern time. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

(877) 407-4019 (Domestic toll-free)	(877) 660-6853 (Replay – Domestic toll-free)
(201) 689-8337 (International)	(201) 612-7415 (Replay – International)

An access code is not required for the live conference call on May 7, 2014. The access code for the replay is 13580432. The replay of the conference call will be available through May 12, 2014. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2013, and other reports filed by the company from time to time with the Securities and Exchange Commission.

ABOUT HEALTH NET

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. Health Net provides and administers health benefits to approximately 5.5 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, U.S. Department of Defense, including TRICARE, and Veterans Affairs programs. Health Net also offers behavioral health, substance abuse and employee assistance programs, managed health care products related to prescription drugs, managed health care product coordination for multi-region employers, and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s website at www.healthnet.com.

CAUTIONARY STATEMENTS

The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. All statements in this press release, other than statements of historical information provided herein, including the guidance for future periods and the assumptions underlying such projections, may be deemed to be forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to changes in circumstances and a number of risks and uncertainties. Without limiting the foregoing, the guidance as to expected future period results and statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” “feels,” “will,” “projects” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied or projected by the forward-looking information and statements due to, among other things, health care reform and other increased government participation in and taxation or regulation of health benefits and managed care operations, including but not limited to the implementation of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) and related fees, assessments and taxes; the company’s ability to successfully participate in California’s Coordinated Care Initiative, which is subject to a number of risks inherent in untested health care initiatives and requires the company to adequately predict the costs of providing benefits to individuals that are generally among the most chronically ill within each of Medicare and Medi-Cal and implement delivery systems for benefits with which the company has limited operating experience; the company’s ability to successfully participate in the federal and state health insurance exchanges under the ACA, which have experienced technical challenges in implementation and which involve uncertainties related to the mix and volume of business that could negatively impact the adequacy of our premium rates and may not be sufficiently offset by the risk apportionment provisions of the ACA; increasing health care costs, including but not limited to costs associated with the introduction of new treatments or therapies; our ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; negative prior period claims reserve developments; rate cuts and other risks and uncertainties affecting the company’s Medicare or Medicaid businesses; the company’s ability to successfully participate in Arizona’s Medicaid program; trends in medical care ratios; membership declines or negative changes in our health care product mix; unexpected utilization patterns or unexpectedly severe or widespread illnesses; the timing of collections on amounts receivable from state and federal governments and agencies, including collections of amounts owed under the T-3 contract; litigation costs; regulatory issues with federal and state agencies including, but not limited to, the California Department of Managed Health Care, the Centers for Medicare & Medicaid Services, the Office of Civil Rights of the U.S. Department of Health and Human Services and state departments of insurance; operational issues; changes in economic or market conditions including a further decline in the economy; failure to effectively oversee our third-party vendors; noncompliance by the company or the company’s business associates with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information; impairment of the company’s goodwill or other intangible assets; investment portfolio impairment charges; volatility in the financial markets; liabilities incurred in connection with the company’s divested operations; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the other risks discussed in the company’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as may be required by law, the company undertakes no obligation to address or publicly update any of its guidance, the assessment of the underlying assumptions or forward-looking statements to reflect events or circumstances that arise after the date of this release.

Eight pages of tables follow.

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Health Net, Inc.

2014 GAAP Guidance(1)

MEMBERSHIP at 12/31/2014	Current (updated 5/7/14)	Previous (as of 2/11/14)

	Enrollment at 12/31/2014	Enrollment at 12/31/2014
Commercial
Large Group	560,000	580,000
Small Group	280,000	300,000
Individual	380,000	270,000

Total Commercial	1,220,000	1,150,000

Medicare Advantage	260,000	260,000

Medicaid	1,535,000	1,590,000

Dual Eligibles	38,000	38,000

Total Health Plan Membership	3,053,000	3,040,000

Premium Revenues	FY2014	FY2014
Commercial	$5.6 billion	$5.4 billion
Medicare Advantage	$3.0 billion	$3.0 billion
State Health Plans	$4.4 billion	$5.1 billion
Dual Eligibles	$342 million	$342 million
Total Health Plans	$13.3 billion	$13.8 billion

Total Consolidated Revenues	$14.0 billion	$14.4 billion

Medical Care Ratios (MCR)	FY2014	FY2014
Commercial	83.0%	83.0%
Medicare Advantage	90.9%	89.6%
Medicaid	83.9%	85.2%
Dual Eligibles	86.5%	86.9%

G&A Expense Ratio	10.8%	10.8%

Tax Rate(2)	34.6%	34.2%

Western Region and Government Contracts Tax Rate(3)	52.2%	52.0%

Weighted-average fully diluted shares outstanding	77 million	77 million

GAAP Earnings per Diluted Share (EPS)(2)	At least $3.00	At least $3.00

Western Region and Government Contracts EPS(3)	At least $2.22	At least $2.22

(1)	All guidance metrics are approximations

(2)	Includes a $60 million tax benefit

(3)	Excludes the $60 million tax benefit

Health Net, Inc.

Enrollment Data - By State

(In thousands)

				Change from
				December 31, 2013		March 31, 2013
	March 31,	December 31,	March 31,	Increase/	%	Increase/	%
	2014	2013	2013	(Decrease)	Change	(Decrease)	Change
California
Large Group	499	565	628	(66)	(11.7)%	(129)	(20.5)%
Small Group and Individual	397	344	325	53	15.4%	72	22.2%

Commercial Risk	896	909	953	(13)	(1.4)%	(57)	(6.0)%
Medicare Advantage	156	153	143	3	2.0%	13	9.1%
Medi-Cal	1,279	1,113	1,100	166	14.9%	179	16.3%
Total California	2,331	2,175	2,196	156	7.2%	135	6.1%
Arizona
Large Group	50	57	69	(7)	(12.3)%	(19)	(27.5)%
Small Group and Individual	87	51	57	36	70.6%	30	52.6%

Commercial Risk	137	108	126	29	26.9%	11	8.7%
Medicare Advantage	46	43	43	3	7.0%	3	7.0%
Medicaid	18	4		14	350.0%	18
Total Arizona	201	155	169	46	29.7%	32	18.9%
Northwest
Large Group	29	29	21	0	0.0%	8	38.1%
Small Group and Individual	29	39	45	(10)	(25.6)%	(16)	(35.6)%

Commercial Risk	58	68	66	(10)	(14.7)%	(8)	(12.1)%
Medicare Advantage	53	48	47	5	10.4%	6	12.8%
Total Northwest	111	116	113	(5)	(4.3)%	(2)	(1.8)%

Total Health Plan Enrollment
Large Group	578	651	718	(73)	(11.2)%	(140)	(19.5)%
Small Group and Individual	513	434	427	79	18.2%	86	20.1%

Commercial Risk	1,091	1,085	1,145	6	0.6%	(54)	(4.7)%
Medicare Advantage	255	244	233	11	4.5%	22	9.4%
Medi-Cal/Medicaid	1,297	1,117	1,100	180	16.1%	197	17.9%

Western Region Operations	2,643	2,446	2,478	197	8.1%	165	6.7%

TRICARE - North Contract Eligibles	2,851	2,851	2,883	0	0.0%	(32)	(1.1)%

Health Net, Inc.

Enrollment Data - Line of Business

(In thousands)

				Change from
				December 31, 2013		March 31, 2013
	March 31,	December 31,	March 31,	Increase/	%	Increase/	%
	2014	2013	2013	(Decrease)	Change	(Decrease)	Change
Large Group
California	499	565	628	(66)	(11.7)%	(129)	(20.5)%
Arizona	50	57	69	(7)	(12.3)%	(19)	(27.5)%
Northwest	29	29	21	0	0.0%	8	38.1%

	578	651	718	(73)	(11.2)%	(140)	(19.5)%

Small Group and Individual
California	397	344	325	53	15.4%	72	22.2%
Arizona	87	51	57	36	70.6%	30	52.6%
Northwest	29	39	45	(10)	(25.6)%	(16)	(35.6)%

	513	434	427	79	18.2%	86	20.1%

Commercial Risk
California	896	909	953	(13)	(1.4)%	(57)	(6.0)%
Arizona	137	108	126	29	26.9%	11	8.7%
Northwest	58	68	66	(10)	(14.7)%	(8)	(12.1)%

	1,091	1,085	1,145	6	0.6%	(54)	(4.7)%

Medicare Advantage
California	156	153	143	3	2.0%	13	9.1%
Arizona	46	43	43	3	7.0%	3	7.0%
Northwest	53	48	47	5	10.4%	6	12.8%

	255	244	233	11	4.5%	22	9.4%

Medi-Cal/Medicaid
California	1,279	1,113	1,100	166	14.9%	179	16.3%
Arizona	18	4		14	350.0%	18

	1,297	1,117	1,100	180	16.1%	197	17.9%

Total Health Plan Enrollment
Large Group	578	651	718	(73)	(11.2)%	(140)	(19.5)%
Small Group and Individual	513	434	427	79	18.2%	86	20.1%

Commercial Risk	1,091	1,085	1,145	6	0.6%	(54)	(4.7)%
Medicare Advantage	255	244	233	11	4.5%	22	9.4%
Medi-Cal/Medicaid	1,297	1,117	1,100	180	16.1%	197	17.9%

Western Region Operations	2,643	2,446	2,478	197	8.1%	165	6.7%

TRICARE - North Contract Eligibles	2,851	2,851	2,883	0	0.0%	(32)	(1.1)%

Health Net, Inc.

Consolidated Statements of Operations

($ in thousands, except per share data)

	Quarter Ended March 31, 2014	Quarter Ended December 31, 2013	Quarter Ended March 31, 2013
REVENUES:
Health plan services premiums	$2,881,345	$2,559,376	$2,632,069
Government contracts	144,090	148,470	134,512
Net investment income	11,102	11,643	29,551
Administrative services fees and other income	2,398	23,755	905

Total revenues	3,038,935	2,743,244	2,797,037

EXPENSES:
Health plan services	2,402,342	2,229,332	2,268,736
Government contracts	131,974	124,709	125,475
General and administrative	361,023	279,339	245,235
Selling	64,152	63,600	58,561
Depreciation and amortization	9,663	10,234	9,439
Interest	7,821	7,988	8,288

Total expenses	2,976,975	2,715,202	2,715,734

Income from operations before income taxes	61,960	28,042	81,303
Income tax provision	33,173	8,289	31,253

Net income	$28,787	$19,753	$50,050

Net income per share:
Basic	$0.36	$0.25	$0.63
Diluted	$0.36	$0.25	$0.62

Weighted average shares outstanding:
Basic	79,802	79,511	79,508
Diluted	80,922	80,600	80,489

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	March 31,	December 31,	March 31,
	2014	2013	2013
ASSETS
Current Assets
Cash and cash equivalents	$737,024	$433,155	$230,335
Investments - available for sale	1,685,009	1,567,020	1,767,156
Premiums receivable, net	450,224	430,012	519,287
Amounts receivable under government contracts	188,843	194,041	207,891
Other receivables	54,251	68,919	66,520
Deferred taxes	75,321	94,060	62,027
Other assets	254,702	132,683	120,233

Total current assets	3,445,374	2,919,890	2,973,449

Property and equipment, net	206,410	201,395	188,038
Goodwill	565,886	565,886	565,886
Other intangible assets, net	13,949	13,842	16,414
Deferred taxes	4,195	5,793	8,006
Investments - available for sale - noncurrent	4,255	59,768	—
Other noncurrent assets	190,550	162,551	123,514

Total Assets	$4,430,619	$3,929,125	$3,875,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,151,958	$984,075	$1,097,744
Health care and other costs payable under government contracts	80,232	72,098	77,380
Unearned premiums	127,593	123,969	139,584
Accounts payable and other liabilities	669,406	397,036	302,171

Total current liabilities	2,029,189	1,577,178	1,616,879
Senior notes payable	399,351	399,300	399,146
Deferred taxes	18,057	10,409	—
Borrowings under revolving credit facility	100,000	100,000	100,000
Other noncurrent liabilities	205,521	213,427	230,666

Total Liabilities	2,752,118	2,300,314	2,346,691

Stockholders’ Equity
Common stock	152	150	150
Additional paid-in capital	1,397,962	1,377,624	1,352,458
Treasury common stock, at cost	(2,197,538)	(2,179,744)	(2,177,840)
Retained earnings	2,492,435	2,463,648	2,343,572
Accumulated other comprehensive (loss) income	(14,510)	(32,867)	10,276

Total Stockholders’ Equity	1,678,501	1,628,811	1,528,616

Total Liabilities and Stockholders’ Equity	$4,430,619	$3,929,125	$3,875,307

Debt-to-Total Capital Ratio	22.9%	23.5%	24.6%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended	Quarter Ended	Quarter Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$28,787	$19,753	$50,050
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization and depreciation	9,663	10,234	9,439
Share-based compensation expense	9,164	6,542	9,935
Deferred income taxes	18,129	(9,676)	3,579
Excess tax benefits from share-based compensation	(997)	(169)	(394)
Net realized gain on sale on investments	(308)	(755)	(17,289)
Other changes	9,562	7,975	8,679
Changes in assets and liabilities:
Premiums receivable and unearned premiums	(16,588)	(91,622)	(157,482)
Other current assets, receivables and noncurrent assets	(147,387)	(24,528)	7,427
Amounts receivable/payable under government contracts	34,089	(10,168)	25,891
Reserves for claims and other settlements	167,883	(6,120)	59,771
Accounts payable and other liabilities	199,461	26,648	(27,791)

Net cash provided by (used in) operating activities	311,458	(71,886)	(28,185)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	66,499	42,748	354,813
Maturities of investments	24,469	20,415	30,068
Purchases of investments	(125,564)	(70,179)	(365,081)
Purchases of property and equipment	(17,437)	(16,929)	(13,690)
Sales and purchases of restricted investments and other	3,537	(2,735)	(1,171)

Net cash (used in) provided by investing activities	(48,496)	(26,680)	4,939

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	3,746	120	6,957
Repurchases of common stock	(11,292)	(241)	(77,394)
Excess tax benefits from share-based compensation	997	169	394
Borrowings under financing arrangements	—	22,000	90,000
Repayment of borrowings under financing arrangements	—	(22,000)	(90,000)
Net increase (decrease) in checks outstanding, net of deposits	713	—	(23,816)
Customer funds administered	46,743	(154,466)	7,330

Net cash provided by (used in) financing activities	40,907	(154,418)	(86,529)

Net increase (decrease) in cash and cash equivalents	303,869	(252,984)	(109,775)

Cash and cash equivalents, beginning of period	433,155	686,139	340,110

Cash and cash equivalents, end of period	$737,024	$433,155	$230,335

Health Net, Inc.

SEGMENT INFORMATION

($ in thousands, except per share and PMPM data)

The following table presents Health Net’s operating segment information.

	Quarter Ended March 31, 2014				Quarter Ended December 31, 2013				Quarter Ended March 31, 2013
	Western Region Operations[1]	Government Contracts[2]	Corporate/ Other[3]	Consolidated	Western Region Operations[1]	Government Contracts[2]	Corporate/ Other[3]	Consolidated	Western Region Operations[1]	Government Contracts[2]	Corporate/ Other	Consolidated
Commercial premiums	$1,264,177			$1,264,177	$1,271,553			$1,271,553	$1,325,414			$1,325,414
Medicare premiums	755,158			755,158	691,114			691,114	706,398			706,398
Medicaid premiums	862,010			862,010	596,709			596,709	600,257			600,257

Health plan services premiums	2,881,345			2,881,345	2,559,376			2,559,376	$2,632,069			2,632,069
Government contracts		144,090		144,090		148,470		148,470		134,512		134,512
Net investment income	11,102			11,102	11,643			11,643	29,551			29,551
Administrative services fees and other income	2,398			2,398	23,755			23,755	905			905

Total revenues	2,894,845	144,090		3,038,935	2,594,774	148,470		2,743,244	2,662,525	134,512		2,797,037

Health plan services	2,402,342			2,402,342	2,229,332			2,229,332	2,268,736			2,268,736
Government contracts		131,070	904	131,974		124,638	71	124,709		125,475		125,475
Premium tax	42,458			42,458	31,601			31,601	8,193			8,193
Health insurer fee	36,293			36,293	—			—	—			—
Other ACA fees	22,527			22,527	836			836	573			573
Administrative expenses	256,594		3,151	259,745	247,946		(1,044)	246,902	236,469			236,469

Total general and administrative	357,872		3,151	361,023	280,383		(1,044)	279,339	245,235			245,235

Selling	64,152			64,152	63,600			63,600	58,561			58,561
Depreciation and amortization	9,663			9,663	10,234			10,234	9,439			9,439
Interest	7,821			7,821	7,988			7,988	8,288			8,288

Total expenses	2,841,850	131,070	4,055	2,976,975	2,591,537	124,638	(973)	2,715,202	2,590,259	125,475		2,715,734

Income (loss) from continuing operations before income taxes	52,995	13,020	(4,055)	61,960	3,237	23,832	973	28,042	72,266	9,037		81,303
Income tax provision (benefit)	29,371	5,386	(1,584)	33,173	(2,215)	10,148	356	8,289	27,629	3,624		31,253

Income (loss) from continuing operations	$23,624	$7,634	$(2,471)	$28,787	$5,452	$13,684	$617	$19,753	$44,637	$5,413		$50,050

Basic earnings (loss) per share from continuing operations	$0.30	$0.10	$(0.03)	$0.36	$0.07	$0.17	$0.01	$0.25	$0.56	$0.07		$0.63
Diluted earnings (loss) per share from continuing operations	$0.29	$0.10	$(0.03)	$0.36	$0.07	$0.17	$0.01	$0.25	$0.55	$0.07		$0.62
Basic weighted average shares outstanding	79,802	79,802	79,802	79,802	79,511	79,511	79,511	79,511	79,508	79,508		79,508
Diluted weighted average shares outstanding	80,922	80,922	79,802	80,922	80,600	80,600	80,600	80,600	80,489	80,489		80,489

Pretax margin	1.8%				0.1%				2.7%
Commercial premium yield	3.9%				3.4%				2.9%
Commercial premium PMPM	$400.34				$388.41				$385.29
Commercial health care cost trend	-2.2%				2.0%				-3.3%
Commercial health care cost PMPM	$323.92				$339.53				$331.13
Commercial MCR	80.9%				87.4%				85.9%
Medicare Advantage MCR	91.8%				90.5%				91.9%
Medicaid MCR	79.8%				82.7%				80.0%
Health plan services MCR	83.4%				87.1%				86.2%
Administrative expense ratio	8.9%				9.6%				9.0%
Total G&A expense ratio	12.4%				10.9%				9.3%
Selling costs ratio	2.2%				2.5%				2.2%
1	Includes the operations of the company's commercial, Medicare and Medicaid health plans in California, Arizona, Oregon and Washington, as well as the operations of the company's health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company's behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.

2	Includes administrative services provided under the T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts.

3	Includes litigation reserve true-up related to previous accrual for lawsuit and related legal expenses. Also includes severance expense.

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

($ in millions)

	Health Plan Services
	YTD 3/2014	FY 2013	FY 2012
Reserve for claims (a), beginning of period	$807.4	$808.7	$720.8
Incurred claims related to:
Current Year (f)	1,229.6	4,666.0	4,950.9
Prior Years (c)	(22.9)	(56.2)	34.5

Total Incurred (b)	1,206.7	4,609.8	4,985.4

Paid claims related to:
Current Year	488.4	3,872.5	4,156.6
Prior Years	657.3	738.6	740.9

Total Paid (b)	1,145.7	4,611.1	4,897.5

Reserve for claims (a), end of period	868.4	807.4	808.7
Add:
Claims Payable (d)	93.5	67.0	91.6
Other (e)	190.1	109.7	137.7

Reserves for claims and other settlements, end of period	$1,152.0	$984.1	$1,038.0

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.

(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.

(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. Negative amounts in this line represent favorable development in estimated prior years’ health care costs. Positive amounts in this line represent unfavorable development in estimated prior years’ health care costs. For a detailed description of reserve development for the three months ended March 31, 2014, see Note 2 to the Consolidated Financial Statements in the company’s Form 10-Q for the quarter ended March 31, 2014. For a detailed description of reserve development for fiscal years 2013 and 2012, see Note 2 to the Consolidated Financial Statements in the company’s Form 10-K for the year ended December 31, 2013.

(d)	Includes amount accrued for litigation and regulatory-related expenses.

(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.

(f)	Our IBNR estimate also includes a provision for adverse deviation, which is an estimate for known environmental factors that are reasonably likely to affect the required level of IBNR reserves. Such amounts were $57 million, $53 million and $53 million as of March 31, 2014, December 31, 2013, and December 31, 2012, respectively.